Exhibit 99.1

Hillenbrand Names Timothy C. Ryan
Chief Accounting Officer

BATESVILLE, Ind., Aug. 31, 2018 — Hillenbrand, Inc. (NYSE: HI) has named Timothy C. Ryan as its Vice President, Chief Accounting Officer and Controller, effective September 24, 2018.

In this capacity, Mr. Ryan will serve as Hillenbrand’s principal accounting officer and will be responsible for enterprise-wide accounting operations, including internal and external financial reporting, and Sarbanes-Oxley compliance.

Mr. Ryan brings more than 20 years of finance and accounting experience to Hillenbrand, having served most recently as Assistant Corporate Controller at Martin Marietta Materials. Prior to that, Mr. Ryan served as Global Controller for Robert Bosch (formerly SPX Service Solutions). His experience also includes a variety of leadership positions at Deloitte, ArvinMeritor, and SPX Service Solutions.

Mr. Ryan earned his bachelor’s degree in Business Administration with an emphasis in Accounting and Finance from the University of Michigan and his MBA from Michigan State University. He is a Certified Public Accountant.

“Tim is a talented executive, and he brings a wealth of experience and a proven track record of strong financial leadership to Hillenbrand,” said Kristina Cerniglia, Senior Vice President and Chief Financial Officer.  “He is a great addition to the finance team as we execute our strategy to transform Hillenbrand into a world-class global industrial company.”

About Hillenbrand

Hillenbrand (www.hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville. The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

CONTACTS

Corporate Communications for Hillenbrand

Tory Flynn, Director, Corporate Communications

Phone: 812-931-5024
E-mail: tory.flynn@hillenbrand.com

Investor Relations for Hillenbrand
Rich Dudley, Director, Investor Relations
Phone: 812-931-5001
E-mail: rich.dudley@hillenbrand.com